SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

December 16, 2004

Newmont Mining Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-31240

(Commission File Number)

84-1611629

(I.R.S. Employer Identification No.

1700 Lincoln Street, Denver, Colorado 80203

(Address of principal executive offices) (zip code)

(303) 863-7414

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS

On December 16, 2004, two wholly-owned subsidiaries of Newmont Mining Corporation completed a sale of their combined 80% interest in Thracean Gold Mining S.A. (“TGM”) which owns the Perama Hill Project located in north-eastern Greece to Frontier Pacific Mining Corporation. The remaining 20% of TGM was held by S&B Industrial Minerals S.A., which also sold its interest to Frontier in the same transaction. In November 2003, Newmont and S&B entered into a standstill agreement with Frontier to sell 100% of TGM. On April 5, 2004, Newmont, S&B and Frontier signed a Share Purchase Agreement and on the same day, Frontier closed on its financing and the funds for Frontier’s purchase of TGM were placed in escrow pending approval of the transfer by the Greek government. Frontier paid an initial non-refundable deposit of $1.0 million (Newmont’s share was $0.8 million). On December 16, 2004, the transaction closed and Frontier paid an additional $11.0 million (Newmont’s share was $8.8 million). Additionally, contingent payments of $3.0 million (Newmont’s share is $2.4 million) are payable upon the start of commercial production, and Newmont retains a 2.0% net smelter return royalty on production. Newmont participated in the Frontier financing for CDN$2.1 million (approximately $1.6 million). As of December 31, 2003, Newmont reported gold reserves at Perama of 1.05 million ounces.

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SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ Bruce D. Hansen
Name:	Bruce D. Hansen
Title:	Senior Vice President and Chief Financial Officer

Dated: December 21, 2004

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